Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

NuStar Energy L.P.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Common Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common units representing limited partner interests	457(c), 457(h)	3,954,000	$15.655	$61,899,870	0.00011020	$6,822
Total offering amounts					$61,899,870		$6,822
Net fee offsets							–
Net fee due							$6,822

(1)
NuStar Energy L.P., a Delaware limited partnership (the “Registrant”), is filing this Registration Statement to register 2,500,000 common units representing limited partner interests of the Registrant (the “Common Units”), for issuance under the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”), plus an additional 1,454,000 Common Units underlying equity awards issued under the Plan or the “Prior Plans” (as defined in the Plan) that may be available for future awards under the Plan pursuant to the unit recycling provisions thereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of Common Units as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a recapitalization, split or similar transactions.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price per unit represents the average of the high and low sales prices of the Common Units as reported on the New York Stock Exchange on April 26, 2023.